 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 9, 2015

ESSENDANT INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois		60015-2559
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On November 12, 2015, Essendant Inc. (the “Registrant”) announced details of a cost reduction plan, which included the elimination of approximately 90 management roles located primarily at the Registrant’s Deerfield, IL headquarters, through a combination of voluntary retirements and involuntary reductions.  The plan includes steps to de-layer the Registrant’s management structure and simplify the organization as it transitions to a common operating and IT platform.  Most of these management reductions will be completed by the end of 2015.

The Registrant expects to incur approximately $10 million in pre-tax cash charges in the fourth quarter of 2015 associated with the cost reduction plan.

Statements in this Form 8-K regarding the expected timing and charges related to the events described above are forward-looking statements, and involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  The most important risks and uncertainties include those relating to the charges to be incurred and the consequences of the events described above and the risks described in the Registrant’s filings with the Securities and Exchange Commission.  The forward-looking statements are made as of this date only, and the Registrant does not undertake to update any forward-looking statements.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2015, Earl Shanks, age 59, was elected by the Board of Directors to serve as the Registrant’s Senior Vice President and Chief Financial Officer, effective upon his employment commencement date of November 12, 2015, succeeding Todd A. Shelton.  Mr. Shanks will hold such office until his successor is appointed and qualified or until his earlier removal or resignation. Mr. Shelton resigned from his position as Senior Vice President and Chief Financial Officer effective November 12, 2015 and is expected to continue with the Registrant as Vice President, Finance until January 15, 2016, at which time his employment with the Registrant will terminate and he will be entitled to severance benefits under his employment agreement.

In connection with the election of Mr. Shanks, the Registrant entered into a letter agreement reflecting the compensation and benefits to be provided to Mr. Shanks.  The principal terms and conditions of the letter agreement are as follows:

•	Mr. Shanks will initially receive a base salary of $475,000 annually;
•	He will be eligible to receive annual cash incentive compensation with a target of 80% of base salary, which will pro-rated from his hire date to the end of the year for 2015;
•	He will be eligible to receive an annual economic value of equity awards with a target of 150% of base salary commencing in 2016;
•	He will receive a cash perquisite allowance of $18,000 annually;
•

He will receive a restricted stock award having an economic value equal to $250,000 shortly after his hire date and an incremental restricted stock unit award with a target economic value of $250,000 in March 2016, each of which will cliff vest on the third anniversary of the respective grant date subject to the Registrant achieving a minimum earnings per share objective or the specified performance goals, respectively;

•	He will receive a lump-sum relocation allowance of $285,000; and
•	He will be eligible for severance under the Registrant’s executive severance plan and the Registrant’s standard employee benefits.

Mr. Shanks currently serves as a director of Verint, a global leader in Actionable Intelligence solutions, and has previously served as the chief financial officer at Convergys Corporation, a global leader in relationship management solutions and a major provider of outsourced business services, from 2003 to 2012. Prior to that, Mr. Shanks held various financial leadership roles with NCR Corporation, including serving as the chief financial officer from 2001 to 2003 where he oversaw treasury, finance, real estate, tax, and six business unit finance teams. In addition, Mr. Shanks previously served as the vice president and treasurer of Farley Industries and Fruit of the Loom Inc.  Previously in 2015, Mr. Shanks provided consulting services to the Registrant’s finance organization, for which he received approximately $76,500 in consulting fees.

The Registrant issued a press release on November 12, 2015 announcing the election of Mr. Shanks, other management changes and the cost reduction plan described above.   A copy of the press release is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Press Release, dated November 12, 2015, announcing the election of Earl Shanks as Senior Vice President and Chief Financial Officer, other organizational changes and a cost reduction plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ESSENDANT INC.
Date: November 12, 2015	/s/Eric A. Blanchard
Senior Vice President, General Counsel and Secretary